Exhibit 99.1

Media

Christopher Marshall

EarthLink

404-748-6217

678-592-9389 (mobile)

marshallch@corp.earthlink.net

Investors

Mike Gallentine

EarthLink

404-748-7153

404-395-5155 (mobile)

gallentineml@corp.earthlink.net

EARTHLINK ANNOUNCES CHANGES TO BOARD OF DIRECTORS

Susan Bowick and David Koretz join Board

Linwood Lacy retires from Board after nearly 12 years of service

ATLANTA, May 9, 2008 - EarthLink, Inc. (NASDAQ: ELNK) today announced the appointment of Susan D. Bowick and David Koretz to EarthLink’s Board of Directors.  Ms. Bowick will serve on EarthLink’s Leadership and Compensation Committee, and its Corporate Governance and Nominating Committee.  Mr. Koretz will serve on EarthLink’s Audit Committee, and its Corporate Governance and Nominating Committee.

Rolla P. Huff, Chief Executive Officer, President and Chairman of the Board of Directors commented, “EarthLink is fortunate to attract two very talented people that will bring additional perspective as we continue to focus our company on customer retention and satisfaction while creating shareholder value.”

Ms. Bowick is a member of the Board of Directors of Comverse Technology, Inc. where she serves as the chairperson of the Compensation Committee and a member of the Audit Committee.  Ms. Bowick has served as a consultant to several global technology companies, including the joint venture of Nokia Corporation and Siemens A.G.  From 1977 to 2004, Ms. Bowick served in various executive positions with Hewlett-Packard Company, most recently as

Executive Vice President, Human Resources and Workforce Development.  During this time she was instrumental in the spin-off of Agilent Technology from HP in 1999, and the merger of Compaq with HP.

Mr. Koretz is the President and Chief Executive Officer of BlueTie Inc., a provider of web-based applications and monetization platforms for businesses, software developers, and service providers worldwide.  Mr. Koretz serves as a member of the Board of Directors of several privately-held companies.  Mr. Koretz is a member of the Dean’s Council at the Golisano School of Computing at Rochester Institute of Technology.

EarthLink today also announced the retirement of Linwood (Chip) Lacy from the Board of Directors.  Mr. Lacy served on the Board of EarthLink (and its predecessor EarthLink Network) since 1996 and served as Chairperson of the Leadership and Compensation Committee since 2000.

Mr. Huff added, “We are very grateful to Chip for his years of dedicated service to EarthLink and we will miss his knowledge and wisdom.”

In addition to Ms. Bowick and Mr. Koretz, the EarthLink Board of Directors includes Sky D. Dayton, Marce Fuller, William H. Harris, Jr., Rolla P. Huff, Terrell B. Jones, Robert M. Kavner and Thomas E. Wheeler.

About EarthLink

“EarthLink.  We revolve around you™.”  As the nation’s next generation Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. EarthLink offers what every user should expect from their Internet experience:  high-quality connectivity, minimal online intrusions and customizable features.  Whether it’s dial-up, high-speed, voice, web hosting, wireless or “EarthLink Extras” like home networking or security, EarthLink connects people to the power and possibilities of the Internet.  Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.EarthLink.net.